Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS THIRD QUARTER RESULTS -
SALES RISE BY 12 PERCENT;
FOURTH QUARTER GUIDANCE IS LOWERED
AND QUARTERLY DIVIDEND IS INCREASED

PEMBROKE PINES, Florida, November 18, 2004. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the third quarter of Fiscal 2005 and updated its guidance relating to the balance of the fiscal year.

Third Quarter

Results for the third quarter of Fiscal 2005, which ended October 30, 2004, were as follows: Net income increased eight percent to $27.2 million from $25.3 million during the comparable period in Fiscal 2004, which ended November 1, 2003. On a per share basis, diluted net income during the third quarter of Fiscal 2005 rose four percent to $0.27 per share compared to $0.26 per share in Fiscal 2004. The Fiscal 2004 amounts include a benefit of approximately $2 million or $0.02 per diluted share attributable to a tax examination that was settled more favorably than anticipated.

For the third quarter of Fiscal 2005, net sales increased 12 percent to $296.7 million, compared with $264.1 million for the same period last year. Comparable store sales for the third quarter of Fiscal 2005 increased nine percent, after achieving an eight percent increase in last year’s third fiscal quarter.

Third quarter comparable store sales by brand were as follows:

•	Claire’s North America: positive high single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid teens

Commenting on third quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “At nine percent, our same store sales once again exceeded last year’s comparable quarter. We have now recorded 30 months of positive consolidated comps. At the same time, our sales were lower than initially projected, due in part to the severity of the fall hurricane season which resulted in lost sales not recouped later, and to the erratic nature of sales during the third quarter. To keep inventories fresh and traffic up, we increased promotional activities compared to last year. We believe this combination of events was unusual, and as a result, net income was adversely affected.

Veteran’s Day was hugely successful and it traditionally bodes well for the holiday shopping season. In total, however, the first two and a half weeks of November have not met our expectations. We are going up against North American double digit comp. sales in each of the past two fourth quarters and recognize that increases of that magnitude cannot continue indefinitely. Anecdotal reports are suggesting that holiday shopping is expected to get off to a later start than last year. Taking all of these factors into account, we concluded that the most appropriate course of action was to scale back our fourth quarter projections. However, we are still optimistic about the fourth quarter. We believe that our merchandise assortment is the best in years, offering great style, assortment and value. Even with our modified projections, we are expecting revenue growth of 9 to11 percent.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary. “We delivered a strong showing in Europe during the third fiscal quarter. As we continue to generate positive comparable store sales in Europe, any questions about the course of our action there are being resolved. There is no longer any doubt that the initiatives initially implemented in Switzerland, Austria and Germany, and more recently in the United Kingdom and Ireland are contributing to the improved results we have been reporting for our international division. France too is beginning to show progress, as inventories are continually being upgraded to be more reflective of those in North America, the percentage of jewelry available in those stores is being increased and efforts to improve our customer service are taking the highest priority. At this point, it is our belief that if we continue on the current path, Europe will show sustained and material improvement into Fiscal 2006.”

Year to Date Results

For the first nine months of Fiscal 2005, revenues grew 15 percent to $883.5 million from $768.9 million. Net income increased to $87.6 million or $0.88 per diluted share, from $63.0 million or $.64 per diluted share in Fiscal 2004, an increase of 39 percent, or 38 percent on a diluted per share basis. Comparable store sales increased ten percent, compared with an increase of seven percent during the first nine months of Fiscal 2004.

Store Count: End of the Third Fiscal Quarter:

	October 30, 2004	November 1, 2003
Claire’s North America	1,674	1,665
Claire’s Europe	716	690
Icing by Claire’s	454	494
Claire’s Nippon	145	122

Total	2,989	2,971

Business Outlook for the Fourth Quarter and Full Year – Fiscal 2005

Fourth Quarter:

Fourth quarter revenues are being estimated to range between $396 and $405 million, in lieu of our earlier fourth quarter estimate of $412 to $414 million. These revised estimates represent an increase of 9 to 11 percent over last year’s revenue number of $364 million. Comparable store sales are projected to rise by six to eight percent, following an increase of seven percent in Fiscal 2004. Net income projections have been revised to $61 to $66 million, or $0.61 to $0.66 per diluted share compared to $0.53 per diluted share last year. The $0.53 amount includes a $0.06 per diluted share charge attributable to the retirement package granted to the Company’s founder and former Chairman of the Board.

Full Year:

For Fiscal 2005 in its entirety, the Company is projecting that revenues will grow by approximately 13 percent to approximately $1.28 billion and that diluted EPS will reach $1.49 to $1.54 per share, versus $1.17 per share last year, or $1.23 excluding the above-referenced $0.06 charge. Comparable store sales are expected to grow by eight to nine percent, on top of a seven percent increase for Fiscal 2004.

Quarterly Dividend

The Board of Directors has increased the regular quarterly cash dividend payable on the Common Stock to $0.09 per share from $0.08 per share and on the Class A Common Stock to $0.045 from $0.04 per share, respectively. Payment will be made on December 17, 2004 to shareholders of record on December 7, 2004.

Conference Call Information

The Company will host its third quarter conference call on November 18, 2004, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through November 26, 2004. The replay number is 402-998-0463 and the password is 25247. The conference call is also being archived until November 27th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 30, 2004, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 145 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 53 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and three stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://claires.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations

Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	October 30, 2004		November 1, 2003		October 30, 2004		November 1, 2003
Net sales	$296,702,000	100.0%	$264,146,000	100.0%	$883,516,000	100.0%	$768,850,000	100.0%
Cost of sales, occupancy and buying expenses	139,232,000	46.9%	124,934,000	47.3%	406,675,000	46.0%	367,158,000	47.8%

Gross profit	157,470,000	53.1%	139,212,000	52.7%	476,841,000	54.0%	401,692,000	52.2%

Other expenses (income)
Selling, general and administrative	105,738,000	35.6%	93,851,000	35.5%	313,364,000	35.5%	278,444,000	36.2%
Depreciation and amortization	11,439,000	3.9%	10,208,000	3.9%	33,042,000	3.7%	30,453,000	4.0%
Interest expense	85,000	0.0%	591,000	0.2%	147,000	0.0%	2,008,000	0.3%
Interest and other income	(1,301,000)	(0.4%)	(1,210,000)	(0.5%)	(3,779,000)	(0.4%)	(3,055,000)	(0.4%)

	115,961,000	39.1%	103,440,000	39.2%	342,774,000	38.8%	307,850,000	40.0%

Income before income taxes	41,509,000	14.0%	35,772,000	13.5%	134,067,000	15.2%	93,842,000	12.2%

Income taxes	14,351,000	4.8%	10,519,000	4.0%	46,468,000	5.3%	30,844,000	4.0%

Net income	$27,158,000	9.2%	$25,253,000	9.6%	$87,599,000	9.9%	$62,998,000	8.2%

Net income per share:

Basic:
Net Income per share	$0.27		$0.26		$0.89		$0.64

Diluted:
Net Income per share	$0.27		$0.26		$0.88		$0.64

Weighted average number of shares outstanding:
Basic	98,935,000		97,900,000		98,923,000		97,800,000

Diluted	99,384,000		98,442,000		99,306,000		98,278,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	October 30, 2004	November 1, 2003
ASSETS

Current assets:
Cash and cash equivalents	$229,260,000	$213,366,000
Inventories	144,215,000	120,631,000
Prepaid expenses and other current assets	54,256,000	44,903,000

Total current assets	427,731,000	378,900,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures & equipment	239,226,000	219,734,000
Leasehold improvements	206,759,000	179,915,000

	464,136,000	417,800,000
Less accumulated depreciation and amortization	(261,455,000)	(235,360,000)

	202,681,000	182,440,000

Intangible assets, net	50,744,000	38,536,000
Other assets	14,312,000	13,221,000
Goodwill	200,456,000	199,143,000

Total other assets	265,512,000	250,900,000

Total Assets	$895,924,000	$812,240,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$41,250,000
Trade accounts payable	60,312,000	51,374,000
Income taxes payable	9,929,000	6,632,000
Accrued expenses	82,871,000	59,483,000

Total current liabilities	153,112,000	158,739,000

Long-term liabilities:
Long-term debt, excluding current portion	—	58,750,000
Deferred rent expense	17,730,000	16,911,000
Deferred tax liability	18,611,000	11,440,000

Total long-term liabilities	36,341,000	87,101,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	257,000	134,000
Common stock — par value $0.05 per share	4,692,000	2,315,000
Additional paid-in capital	50,044,000	34,884,000
Accumulated other comprehensive income, net of tax	26,106,000	14,917,000
Retained earnings	625,372,000	514,150,000

Total Stockholders’ Equity	706,471,000	566,400,000

Total Liabilities and Stockholders’ Equity	$895,924,000	$812,240,000